Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Pinnacle Financial Partners, Inc. of our report dated February 27, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pinnacle Financial Partners, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Franklin, Tennessee

April 13, 2017